FOR IMMEDIATE RELEASE	CONTACT:	Sandra L. Brooks
INCOMM International Inc.
Tel: (904) 636-5085

Innova Holdings Retains The Ashcroft Group, LLC as Strategic Advisor and Consultant

Former United States Attorney General To Assist Company In Establishing Strategic Relationships In Military, Homeland Security and First Responder Markets and will Chair Innova Holdings’ Board of Advisors.

FORT MYERS, Fla. - (August 7, 2006) - Innova Holdings, Inc. (OTC BB: IVHG), a robotics technology firm providing software and hardware systems to the service, personal, and industrial robot markets, has retained The Ashcroft Group, LLC to provide strategic advisory consulting services relative to its Innova Robotics subsidiary’s targeted markets including homeland security, military, first responders and the intelligence community.

Additionally, John Ashcroft will become the Chairman of the Company’s Board of Advisors.

Commenting on his acceptance of the position, Mr. Ashcroft stated, “This Company’s technologies and expertise in the automation and remote operation of robotics are critical to the United States’ military and homeland security. I believe that Innova Holdings is a pioneer in the industry and I look forward to working with them to integrate their technologies into applications that will contribute to initiatives that enact security and protection mechanisms for our nation.”

The Innova Robotics mission is to enable the development of technologies, applications, and emerging markets for unmanned vehicles equipped with robotic devices, sensors, vision, and other enhancements to increase functionality. Innova Robotics leverages the patented products, technology, and robotics expertise of the Innova Holdings’ subsidiaries, which include Robotic Workspace Technologies (RWT™) that recently launched the URC3™ high-performance open architecture PC controller for robots and other automated devices, and CoroWare that supports the application of unmanned mobile robotics, offers web-based services and other software business solutions. Innova Holdings also has strategic development relationships with Embry Riddle Aeronautical University (ERAU) and the University of South Florida (USF).

“We are honored that John Ashcroft and his team at The Ashcroft Group have agreed to work closely with Innova Holdings as we introduce our products and services to the military, homeland security, first responders, and the intelligence community,” said Walter K. Weisel, Chairman and CEO of Innova Holdings, Inc. “We believe that The Ashcroft Group’s involvement validates the applicability of the breakthrough technologies we’ve developed for NASA and others, for unmanned robotic vehicle applications on land, in the air, and on the seas.”

The Ashcroft Group was founded by former Attorney General John Aschroft with former Chief of Staff David Ayres in May 2005. The Ashcroft Group team includes Juleanna Glover Weiss, a former press secretary to Vice President Dick Cheney; Susan Richmond, Former Chief of Staff for management at the Department of Homeland Security, William Gaynor, the Western finance director for the Bush-Cheney 2004 campaign and a former Commerce Department official, and Lori Sharpe Day, who had been Vice President of the Air Transport Association before joining Ashcroft. Sharp had worked for Ashcroft as the Justice Department’s director of intergovernmental affairs and as a legislative aide in the Senate.

17105 San Carlos Blvd., A6-151 · Fort Myers Beach, FL 33931
Phone (239) 466-0488 · Fax (239) 466-7270
www.InnovaHoldings.com

The Innova Holdings RWT subsidiary is credited worldwide as being the leader in developing and providing a standardized control platform, the Universal Robot Controller™ (URC™) that can be used with virtually any industrial robot. The company continues development of the controller and today, the URC3 is being used by NASA with custom robotic devices to prove-out operation and control of robotic mechanisms in space. NASA is evaluating the use of these robotic devices for a repair/recovery mission to the Hubble Space Telescope. The URC3 represents not only an open control system that can be applied to any kinematical mechanism, but also a processing system capable of handling in excess of 1,000 instructions per second and an environment that integrates analog and digital communications from a virtually limitless array of signal generators. Working with the CoroWare subsidiary, the company is transferring this expertise to the unmanned mobile robotic vehicle arena where a single command and control system that can interface with equipment, field personnel, and command centers will drastically improve the functionality of unmanned vehicles.

About Innova Holdings Inc.
Fort Myers, Fla.-based Innova Holdings Inc. (BB: IVHG), through its subsidiaries, provides hardware and software systems-based solutions to the military, service, personal and industrial robots markets. The robotics and automation technology company is chartered to continue expanding its growing suite of technologies through acquisitions and growth. Its founder, Chairman and CEO Walter K. Weisel, is recognized as a pioneer and leader in the robotics industry. The company’s wholly owned subsidiaries are Robotic Workspace Technologies Inc. (RWT), Innova Robotics Inc., and CoroWare. To learn more, visit us online at www.InnovaHoldings.com.

About the Ashcroft Group
The Ashcroft Group is a Washington, DC-based strategic advisory and consulting firm founded by former U.S. Attorney General John Ashcroft. The focus of the firm is "strategic consulting, security and internal investigative services, and crisis counseling," for countries, corporations and industry and political associations,

Investor Relations
Investors can visit Innova Holdings' Investor Relations Hub at www.agoracom.com/IR/Innova to post questions and receive answers, or simply review questions and answers by other investors. They may also request to be added to the investor e-mail list.

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The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements such as "believe," "expect," "may," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

17105 San Carlos Blvd., A6-151 · Fort Myers Beach, FL 33931
Phone (239) 466-0488 · Fax (239) 466-7270
www.InnovaHoldings.com

FOR MORE INFORMATION:
Sandra L. Brooks
INCOMM International Inc.
7825 Baymeadows Way, Suite 101-A
Jacksonville, FL 32256
Tel: (904) 636-5085
Email: slbrooks@incomminternational.com
URL: www.incomminternational.com

Jesse Blum
Friedland Corporate Investor Services LLC
Tel:  (303) 468-1287
Email: jesse@friedlandcapital.com
URL: www.friedlandcapital.com

17105 San Carlos Blvd., A6-151 · Fort Myers Beach, FL 33931
Phone (239) 466-0488 · Fax (239) 466-7270
www.InnovaHoldings.com